 Exhibit 99.1

ADM Tronics Reports Fiscal Year 2015

Company Returns to Profitability - Revenues Increase 58%

July 14, 2015 - Northvale, NJ – ADM Tronics Unlimited, Inc. (OTCQB: ADMT), a technology-based developer and manufacturer of innovative technologies and products, today announced results for its fiscal year ended March 31, 2015.

Revenues for the year ended March 31, 2015 were $2,850,548 as compared to $1,809,623 for the last fiscal year ended March 31, 2014, an increase of 58%. Net profit for the year was $358,790 or $0.01 per share as compared to a net loss of ($225,214) for the previous fiscal year. Complete financial results are available in the Company’s Annual Report on Form 10K available at www.sec.gov.

Financial Highlights

	Fiscal Year Ended March 31, 2015	Fiscal Year Ended March 31, 2014
Net Revenues	$2,850,548	$1,809,623

Cost of Sales	$1,485,590	$1,053,930

Gross Profit	$1,364,958	$755,693

Operating Expenses	$1,115,009	$979,485

Income (loss) from operations	$249,949	$(223,792)

Total other income	$108,841	$(1,422)

Net income (loss)	$358,790	$(225,214)

Net income (loss) per common share	$0.01	$(0.00)

Weighted average shares of common stock outstanding - diluted	65,539,537	65,539,537

Andre’ DiMino, ADMT President stated, “We are very proud of our accomplishments during fiscal 2015. Our Company has made positive strides forward over the course of the last 12 months and we are pleased with the improved financial performance and, in particular, reporting our return to profitability and positive cash flow from operations. We expect to see continued growth in our medical device engineering activities. The recent announcements about the expansion of our medical device design and engineering capabilities should enable us to expand our revenue potential.”

“Our 2015 - 2016 operating plan includes initiatives to expand market presence and penetration. To date, we have increased our engineering staff and equipment; expanded our internet presence; and enhanced our customer service. Those initiatives are showing results and we expect to see the financial contribution from those efforts continue in future quarters. Additionally, we are pursuing certain new technology opportunities that we believe can begin to further increase our revenues during the new fiscal year. This past fiscal year 2015 was a rewarding period of growth for our company as we turned profitable, and we are excited about our future prospects,” concluded DiMino.

About ADMT

ADMT is a diversified, technology-based developer and manufacturer of innovative technologies and products. Its core competency is its ability to conceptualize a technology, bring it through development, into manufacturing and commercialization, all in-house. ADMT has three areas of activity: Proprietary Electronic Medical Devices; Eco-Friendly, Safe, Water-Based Formulations; and, Design, Engineering, Regulatory and Manufacturing Services. The Company’s headquarters, laboratories, FDA-Registered medical device and manufacturing operations are located in Northvale, NJ. ADMT’s multi-disciplinary team of engineers, researchers and technologists utilize advanced technology infrastructure, such as 3-D solid prototyping, precision instrumentation and specialized software and peripherals, for the research, development and commercialization of diversified technologies. Additional information is available at the Company’s websites - admtronics.com and concepttoquantity.com.

Except for historical information contained herein, the matters set forth in this news release are “forward looking” statements (as defined in the Private Securities Litigation Reform Act of 1995), including statements regarding future revenue growth and performance. Although ADMT believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward looking statements involve risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could contribute to such differences include those described from time to time in ADMT’s filings with the SEC, news releases and other communications. The Company assumes no obligation to update the information contained in this news release.

Contact:     Andre’ DiMino 201-767-6040, andre@admtronics.com